LAW and MEDIATION OFFICES	EXHIBIT 5

HENRY C. CASDEN

77-770 COUNTRY CLUB DRIVE, SUITE E
                        PALM DESERT, CALIFORNIA 92211
                TELEPHONE:  760.989.4030
                           FACSIMILE:  760.406.5799

   Founding Member Mediation Panel
                            Riverside County Superior Court

             Graduate Straus Institute for
             Alternative Dispute Resolution

April 16, 2013

U.S. Rare Earth Minerals, Inc.
6430 Medical Center St., Suite 230
Las Vegas, Nevada 89148

Re:  Form S-8 Registration Statement to be filed March, 2013 by U.S. Rare Earth Minerals, Inc. (“Company”).

Gentlemen:

This office has been requested by Company, a Nevada corporation, to furnish to you our legal opinion as to the legality of the issuance of those certain securities described below which are referenced in and to be registered pursuant to an Amended Form S-8 Registration Statement (the “Registration Statement”) filed, or to be filed, with the Securities and Exchange Commission for the purpose of registering such securities pursuant to the Securities Act of 1933, as amended which are thirty million (30,000,000) shares of common stock of Company (“Shares”), par value .001 per Share, issuable pursuant to the provision of the Plan as described in the Registration Statement

In such capacity, the office has reviewed the Articles of Incorporation, as amended, of the Company, the By-Laws, various minutes of the Board of Directors and such other documents as we determined to be relevant, Based upon the foregoing, this office is of the opinion that the Shares have been legally and validly authorized pursuant to the Articles of Incorporation, as amended, and when the Registration Statement becomes effective and the Shares have been issued and delivered as described therein, the Shares will constitute duly and validly issued and outstanding, fully paid and non-assessable shares of common stock of the Company.

This opinion is limited to the laws of the State of Nevada and no other place or jurisdiction.

The Company’s President has confirmed and certified to me that he understands that the Shares are not eligible for issuance where services rendered are in connection with the offer and sale of securities in a capital-raising transaction, or they directly or indirectly promote or maintain a market for the Company’s securities and that the Shares will only be issuable to natural persons and only for bona-fide services rendered to the Company.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Henry C. Casden